Exhibit 10.2

EXECUTIVE TRANSITION AGREEMENT

This Executive Transition Agreement (the “Agreement”) is entered into on this 28th day of July, 2009, by and between PNMR Services Company (the “Company”), PNM Resources, Inc. (“PNM Resources”) and Patrick T. Ortiz (the “Executive”).

R E C I T A L S:

A.           Executive currently is employed by Company and serves as the Senior Vice President, General Counsel and Secretary of PNM Resources, Company’s parent organization, and its wholly owned affiliates.

B.           Executive has announced his intention to retire and to resign from his active employment with Company and his position as an officer of PNM Resources, effective as of the close of business on December 31, 2009 (the “Resignation Date”), or other such date as may be agreed to by the parties.

C.           In order to provide for the smooth transition of Executive’s duties and responsibilities to a successor, and to secure Executive’s future services in the capacity described below, Company, PNM Resources and Executive are entering into this Executive Transition Agreement as of the date first set forth above.

NOW, THEREFORE, Company, PNM Resources and Executive agree as follows:

1.        Continued Employment.  Executive shall continue to serve Company and PNM Resources as the Senior Vice President, General Counsel and Secretary of PNM Resources until the earlier of (a) the close of business on December 31, 2009 or (b) the employment effective date of Executive’s successor.  If Executive’s successor commences employment prior to December 31, 2009, it is anticipated that Executive’s title will become Senior Vice President and Chief Legal Officer; provided, however, that upon request of the Company if necessary to facilitate the hiring of a suitable successor, Executive shall become the Senior Vice President, Chief Regulatory Counsel of PNM Resources, and suitable office arrangements shall be made.  Executive’s total compensation shall not be reduced as a result of a change in title or job responsibilities.  If Executive’s successor is appointed prior to December 31, 2009, Executive, in his new role, will work with his successor in order to accomplish a smooth transition of his duties and responsibilities.

2.        Resignation.  Effective as of the close of business on December 31, 2009, Executive hereby resigns as an officer of PNM Resources and from his employment with Company.  Executive’s resignation applies and extends to any and all positions he may hold with any subsidiary or division of Company or PNM Resources and any related boards as well as from any other positions Executive may hold by virtue of Executive’s employment with Company or his position as an officer of PNM Resources.  Company and PNM Resources accept Executive’s resignation.

3.        Retainer Agreement.  Effective as of January 1, 2010, Executive and Company will enter into a “Retainer Agreement” pursuant to which Executive will agree to provide legal services to Company during calendar year 2010.  The Retainer Agreement may be extended from year to year upon the mutual agreement of Company and Executive.  As provided in Section 6, the Retainer Agreement will become void if Executive fails to sign the Release Agreement attached hereto as Exhibit A within the time periods described in Exhibit A.

4.        SERP.  Executive and Company have entered into a Supplemental Employee Retirement Agreement (the “SERP”), which was amended and restated effective as of January 1, 2009 by a document executed on October 20, 2008.  As provided in Section 9, the SERP shall continue in full force and effect following the execution of this Agreement.  Executive does acknowledge, however, that since he is voluntarily resigning from his employment in connection with his retirement, and since the new role described in Section 1, above, is solely for the purpose of his transition into retirement and the Company’s transition to his successor (and therefore not a Constructive Termination), he is not entitled to receive any payments pursuant to Sections 6 or 7 of the SERP.  Executive also acknowledges that since he will continue to provide services to Company as an independent attorney pursuant to the Retainer Agreement, he will not be considered to have incurred a “Separation from Service” within the meaning of Section 9(g)(2) of the SERP.  Since Executive will not be deemed to have incurred a Separation from Service, he will not be entitled to begin receiving a supplemental retirement benefit pursuant to Section 9 of the SERP until he is considered to have incurred a Separation from Service.  Executive also acknowledges that his payments may be further delayed in accordance with Section 9 of the SERP if Executive is a “Specified Employee” (as defined in the SERP) at the time of his Separation from Service.

5.        Notice of Executive’s Rights.  Various state and federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, ancestry, sexual orientation, gender identification, physical or mental handicap and disability, mental condition or veteran status.  These laws are enforced through state, federal and local agencies, including the Equal Employment Opportunity Commission (EEOC) and the Department of Labor.  Pursuant to Section 6, Executive will be required to release any claims Executive may have under these laws as well as any other claims Executive may have by executing the Release Agreement attached hereto as Exhibit A.  Executive should carefully consider the Release Agreement and thoroughly understand its effect before signing this Agreement or the Release Agreement.  Executive is strongly encouraged to consult with his attorney before signing this Agreement or the Release Agreement.  Executive understands that the decision to consult with an attorney is solely the decision of Executive.

6.        Release.  In consideration of the Retainer Agreement referred to in Section 3, Executive agrees to execute the Release Agreement attached hereto as Exhibit A.  The Release Agreement shall be executed by Executive between January 1 and February 15, 2010.  Executive will have the opportunity to continue to review and consider the execution of the Release Agreement between the date of this Agreement and February 15, 2010.  Executive may not sign the Release Agreement prior to January 1, 2010.  Executive will be allowed to revoke the Release Agreement within seven (7) days after signing it.  Revocation may be made by returning a copy of the Release Agreement along with the Employee Revocation Form attached to the Release Agreement as Exhibit 1.  For any revocation to be effective, the Release Agreement and the Employee Revocation Form must be received no later than the close of business on the seventh (7th) day after Executive signs the Release Agreement.  If Executive fails to sign the Release Agreement by February 15, 2010, or if Executive revokes the Release Agreement after signing it, the Retainer Agreement referred to in Section 3 shall be void.

7.        Non-Disclosure, Confidentiality And Non-Compete.

(a)     Confidential Information and Company Materials.

                                          (1)     As an officer of PNM Resources and an executive level employee of Company, Executive has had access to certain “Confidential and Proprietary Information” regarding products, services, marketing, customers, business ideas and strategies and research.  Executive understands and expressly acknowledges that Company possesses and will continue to possess Confidential and Proprietary Information which is important to its business.  For purposes of this Agreement, “Confidential and Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of Company, or which became or will become known by, or was, is or will be conveyed to Company, which has commercial value in Company’s business.  The term “Confidential and Proprietary Information” includes, but is not limited to, any information or materials that Executive is required to keep confidential pursuant to the  New Mexico Rules of Professional Conduct applicable to Executive as General Counsel of PNM Resources as well as any other information about trade secrets, products, services, computer programs, designs, customers, technology, ideas, marketing and marketing efforts, know how, processes, compositions, data, techniques, improvements, inventions (whether patentable or not), works of authorship, business and product development plans, administration of programs and products, the salaries and terms of compensation of other employees, customers and other information concerning Company’s actual or anticipated business, pricing, studies, information and analyses, Company contracts and fee arrangements, research or development, and/or any information which is generated or received in confidence by or for Company from any other person.

                                          (2)     Executive acknowledges that the Confidential and Proprietary Information belongs solely to Company, and that use of the Confidential and Proprietary Information by any person or entity other than Company would be damaging to Company.

                                          (3)      Executive understands and expressly acknowledges that Company possesses and will continue to possess “Company Materials” which are important to its business. For purposes of this Agreement, “Company Materials” include documents or other media or tangible items that contain or embody Confidential and Proprietary Information or any other information concerning the business, operations or future/strategic plans of Company, whether such documents have been prepared by Executive or by others, including but not limited to portions of Company’s customer and client lists which have been specially compiled by Company and includes information not generally available to the public, such as customer preferences, customer contacts, prices and the way and means in which Company conducts its business, sells its products, and administers its programs and business.  “Company Materials” also include, but are not limited to, blueprints, drawings, photographs, emails, charts, graphs, notebooks, marketing and program materials, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents or documents on any medium.

 (b)     Non-Disclosure Of Confidential And Proprietary Information.  Executive hereby agrees as follows:

                                           (1)     Assignment of Rights in Confidential and Proprietary Information and Non-Disclosure Agreement.  All Confidential and Proprietary Information and all title, patents, patent rights, copyrights, customer lists, maskwork rights and trade secret rights, and other intellectual property and rights (collectively “Rights”) in connection therewith will be and remain the sole property of Company.  Executive hereby assigns to Company any Rights Executive may have in such Confidential and Proprietary Information.  After Executive’s Resignation Date, Executive will keep in confidence and trust and will not use or disclose any Confidential and Proprietary Information or anything relating to it without the prior written consent of an officer of Company.

                                           (2)     Non-Disclosure of Company Materials and Return of Company Property.  All Company Materials are the sole property of Company.  Executive agrees that Executive will return all Company Materials, apparatus, equipment, materials, writings, data (on any medium) and other physical property, or any reproduction of such property, excepting only (i) Executive’s personal copies of records relating to Executive’s compensation; (ii) Executive’s copy of this Agreement; and (iii) legal, regulatory and other Company Materials that may be required by or helpful to Executive in providing services under the Retainer Agreement.

                                           (3)     Copies.  Executive will not copy any Confidential and Proprietary Information or Company Materials onto diskettes or other electronic media, nor create documents or files containing Confidential and Proprietary Information or Company Materials except as provided in Section 7(b)(2)(iii), above.

                                 (c)     Non-Solicitation of Company Employees.  For two years following the Resignation Date, Executive also agrees that he will not encourage or solicit any employee or consultant of Company to leave Company for any reason; provided, however, that this provision does not apply to prevent Executive from hiring an employee or consultant of Company if the employee or consultant of Company responds to a general solicitation for applications.

                                (d)     Enforcement.  Executive acknowledges that the obligations imposed on Executive are legally binding and enforceable, and that Executive’s violation of those obligations will result in irreparable harm and damage to Company.  In the event that Company brings any action or proceeding to enforce the provisions of Section 7(b) or Section 7(c), Executive waives, and agrees that Executive will not assert in such action, the claim or defense that an adequate remedy at law is available to Company.  The remedies available to Company for any breach of this Section by Executive shall be cumulative, and an award of injunctive relief shall not preclude an award to Company of monetary damages or other relief.

(e)     Disclosure to Other Parties.  Executive agrees that Company has the right to disclose the obligations imposed upon Executive by this Agreement to Executive’s future or prospective employers and/or business associates.

(f)     Special Definition of “Company.”  For purposes of this Section, the term “Company” includes PNMR Services Company, PNM Resources, Inc. and each and every one of their Affiliates (as the term “Affiliates” is defined in the Release Agreement).

8.        Non-Disparagement.  Executive agrees not to disparage or speak ill of Company, PNM Resources, or any Affiliate of either or of any past or present employee, officer or director of Company, PNM Resources or any Affiliate of either.  Similarly, Company agrees that no officer or director of Company, PNM Resources or any Affiliate of either shall, while employed by or while serving on the Board of Directors of Company, PNM Resources or any Affiliate of either, disparage or speak ill of Executive to any third person.

9.        Other Documents.  This Agreement shall not have any impact on any other agreement entered into between Company, PNM Resources or any Affiliate of either, on the one hand, and Executive, on the other, all of which shall continue in full force and effect in accordance with their terms.

10.      Enforcement Expenses.  If Executive breaches any provision of this Agreement, Company will be entitled to recover from Executive all reasonable expenses, including attorneys’ fees, incurred by Company in seeking to enforce this Agreement or in seeking damages for breach of this Agreement, regardless of whether a lawsuit is actually filed.  If Company claims a breach of any provision of this Agreement and it is determined that no such breach occurred, Executive will be entitled to recover from Company all reasonable expenses, including attorneys’ fees, incurred by Executive in defending against the claim that a breach has occurred.

11.       Controlling Laws.  This Agreement shall be interpreted under the laws of the State of New Mexico without reference to principles of conflict of laws.

12.       Arbitration.  All disputes, controversies, or claims arising from or relating to this Agreement which are not resolved by good faith negotiation within twenty (20) days after notice to the other party shall be determined by final binding arbitration without appeal with a single arbitrator administered by the American Arbitration Association under its Commercial Arbitration Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1-16, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The place of arbitration shall be Albuquerque, New Mexico.  The parties shall bear their own costs and attorneys’ fees for the arbitration, and share equally the cost of the arbitrator.

13.       Severability.  If any part or parts of this Agreement are found to be unenforceable, the remaining portions of this Agreement shall remain in effect.

14.       Entire Agreement.  EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, WHICH ALONG WITH THE RELEASE AGREEMENT ATTACHED HERETO AS EXHIBIT A SETS FORTH

THE ENTIRE AGREEMENT BETWEEN THE PARTIES WITH REGARD TO EXECUTIVE’S RESIGNATION, AND ACKNOWLEDGES THAT EXECUTIVE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENTS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT.

15.       Other Representations of Executive.  Executive hereby represents that Executive (a) has carefully read all of this Agreement; (b) understands the provisions of this Agreement; (c) had decided whether to consult with his attorney regarding this Agreement; (d) has determined that it is in his best interest to enter into this Agreement; (e) has not been influenced to enter into this Agreement by any statement, representation or coercive act of Company or its counsel not contained in this Agreement; and (f) is entering into this Agreement knowingly, willingly and voluntarily.

16.       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.  This Agreement also may be executed by facsimile signature or by a signature sent from one party to the other on a scanned document.

IN WITNESS WHEREOF, the parties hereto, personally or by their authorized representatives, have signed this Agreement as of the day and year first above written.

PNM RESOURCES, INC.                                                                                                PNMR SERVICES COMPANY

By    /s/  Jeffry E. Sterba                                                                                           By       /s/  Jeffry E. Sterba

Title     Chairman and Chief Executive Officer                                                       Title      Chairman and Chief Executive Officer

     /s/ Patrick T. Ortiz
Patrick T. Ortiz

EXHIBIT A

RELEASE AGREEMENT

This Release Agreement is executed pursuant to the Executive Transition Agreement entered into between the undersigned, Patrick T. Ortiz, and PNMR Services Company (the “Company”) and PNM Resources, Inc. (“PNM Resources”).

By signing this Release Agreement, I, Patrick T. Ortiz, hereby release and discharge Company, PNM Resources and the other “Released Parties” noted below from any and all claims which I have or may have arising out of or related to my employment or termination of employment (the “Claims”).

For this purpose, the “Released Parties” include Company; PNM Resources; the “Affiliates” (as that term is defined below) of either; and the current and former directors, officers, agents, supervisors, employees and successors of Company and any other Released Party, in their corporate and individual capacities.

For purposes of this Release Agreement, the term “Affiliate” means (i) any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes Company and/or PNM Resources as a member of the group, and (ii) any member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes Company and/or PNM Resources as a member of the group.  A complete list of Affiliates is available on request.

The release provided by this Release Agreement includes, but is not limited to, any Claims arising under Title VII of the Civil Rights Act, as amended, which prohibits discrimination based on race, color, national origin, or sex; the Age Discrimination in Employment Act, which prohibits discrimination based on age; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Rehabilitation Act of 1973, which prohibits discrimination based on handicap; the Americans with Disabilities Act, which prohibits discrimination based on disability; the Vietnam Era Veterans Readjustment Act of 1974, which prohibits discrimination against veterans; the Workers’ Adjustment Retraining Notification Act, which provides for notice of mass layoffs and plant closings; the Employee Retirement Income Security Act of 1974 (ERISA), which governs rights in employee benefit plans; the New Mexico Human Rights Act and the Texas Commission on Human Rights Act, which prohibit discrimination based on race, color, national origin, religion, ancestry, sex, sexual orientation, gender identity, disability or mental or physical handicap; the Family and Medical Leave Act of 1993, which provides certain reinstatement rights for employees taking medical leave; or any other federal, state or local laws or regulations prohibiting discrimination.  This Release also includes a release of any Claims arising from state or federal common law or statute, including any Claims relating to Company’s or any other Released Party’s right to terminate me, including, but not limited to, any Claims for wrongful discharge, retaliatory discharge, breach of a covenant of good faith and fair dealing, or breach of employment contract.

I agree not to file any lawsuit or assert any claim, without limitation, based upon the foregoing state or federal common law or statutes.

This Release does not release Company for any amounts or benefits due pursuant to the Supplemental Employee Retirement Agreement entered into between me and Company, PNM Resources and the Public Service Company of New Mexico, which was amended and restated effective as of January 1, 2009 by a document executed on October 20, 2008 (the “SERP”).  This Release also does not apply to any amounts to which I may be entitled under the PNM Resources, Inc. Employees’ Retirement Plan, Retirement Savings Plan, Executive Savings Plan II, Officer Incentive Plan, Performance Equity Plan, nor to any benefits to which I might otherwise be entitled pursuant to any other Company sponsored pension or welfare benefit plan (as that term is defined in Section 3(2)(A) or Section (3)(1) of ERISA) other than the PNM Resources, Inc. Non-Union Severance Pay Plan or the PNM Resources, Inc. Officer Retention Plan.  Pursuant to 29 U.S.C. § 626, this Release does not extend to any Claims or rights that may arise out of the actions of Company or any other Released Party after the date of this Release.

As provided in the Executive Transition Agreement, I understand that I may sign and return this Release Agreement at any time on or after January 1, 2010 and on or before February 15, 2010 and that I may use the entire period of time between the date of execution of the Executive Transition Agreement and February 15, 2010 to review and consider this Release Agreement before signing it.  I also acknowledge that I may revoke this Release Agreement within seven (7) days after signing it.  As a result, this Release Agreement shall become effective and enforceable only if this Release Agreement is not revoked during this revocation period.  I acknowledge that revocation may be made by returning a copy of this Release Agreement along with the Employee Revocation Form attached as Exhibit 1.  Further, I acknowledge that for any revocation to be effective this Release Agreement and the Employee Revocation Form must be received no later than the close of business on the seventh (7th) day after I sign this Agreement.  If I revoke this Agreement, I acknowledge that the Retainer Agreement entered into between Company and me pursuant to the Executive Transition Agreement shall be void.

I hereby represent that I (a) have carefully read all of the provisions of this Release Agreement; (b) understand the provisions of this Release Agreement; (c) have decided whether to consult with an attorney regarding this Release Agreement; (d) have determined that it is in my best interest to enter into this Release Agreement; (e) have not been influenced to enter into this Release Agreement by any statement, representation or coercive act of Company, PNM Resources, any Affiliate or representative of Company or PNM Resources, or its counsel not contained in this Release Agreement; and (f) am entering into this Release Agreement knowingly, willingly and voluntarily.

IN WITNESS WHEREOF, I, Patrick T. Ortiz, have signed this Release Agreement as of this ____ day of __________, 2010.

                                                                                        ______________________________________
                                                                                               Patrick T. Ortiz

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EXHIBIT 1

EMPLOYEE REVOCATION FORM

To:           Alice A. Cobb, Senior Vice President and Chief Administrative Officer

I hereby revoke my acceptance of the foregoing Release Agreement.  I acknowledge that by revoking this Release Agreement the related Retainer Agreement is void

____________________________                  _____________________________________
Date                                                                           Executive

FOR OFFICE USE ONLY

Received by the Designated Representative on _________________, ________, by _______________________________________.

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